®

  Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)
Analysts: Bryan Hurley (314-694-8148)

MONSANTO ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS IN LINE WITH MID-TEENS EARNINGS GROWTH OPPORTUNITY
Company Confirms Full-Year Ongoing Earnings Per Share Guidance, Raises Free Cash Flow Expectation

ST. LOUIS (April 6, 2011) – With half its fiscal year complete, Monsanto Company (NYSE: MON) today said a solid sales season for its U.S. seeds and traits business and disciplined approach to spending have positioned the company to realize its mid-teens earnings growth opportunity this year and set a strong foundation for coming seasons.  In reporting its earnings results for the quarter ending Feb. 28, 2011, the company highlighted performance tracking with projections in both the seeds and genomics and agricultural productivity segments that affirms its full-year ongoing earnings per share guidance.  The company also increased its free cash flow guidance for the full-year, driven by better than expected working-capital management and a strong economic climate in agriculture.

	Second Quarter		Six Months
($ in millions)	2011	2010	2011	2010
Net Sales By Segment
Corn seed and traits	$2,397	$2,247	$3,011	$2,816
Soybean seed and traits	615	633	841	834
Cotton seeds and traits	67	34	179	93
Vegetable seeds	229	223	412	396
All other crops seeds and traits	113	111	141	140
TOTAL Seeds and Genomics	$3,421	$3,248	$4,584	$4,279

Agricultural productivity	$708	$642	$1,375	$1,308
TOTAL Agricultural Productivity	$708	$642	$1,375	$1,308

TOTAL Net Sales	$4,129	$3,890	$5,959	$5,587

Gross Profit	$2,308	$2,099	$3,126	$2,838

Operating Expenses	$823	$821	$1,583	$1,598

Interest Expense – Net	$20	$27	$48	$55
Other Expense (Income) – Net	$11	$2	$23	$(10)

Net Income Attributable to Monsanto Company	$1,017	$887	$1,023	$868

Diluted Earnings per Share (See note 1.)	$1.88	$1.60	$1.88	$1.57
Items Affecting Comparability – EPS Impact
Restructuring charges	—	0.10	0.01	0.12
Income on discontinued operations	(0.01)	—	—	(0.01)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.87	$1.70	$1.89	$1.68

Effective Tax Rate	29%	29%	29%	28%

	Second Quarter		Six Months
Comparison as a Percent of Net Sales:	2011	2010	2011	2010
Gross profit	56%	54%	52%	51%
Selling, general and administrative expenses (SG&A)	12%	13%	16%	18%
Research and development expenses	8%	7%	10%	10%
Income from continuing operations before income taxes	35%	32%	25%	21%
Net income attributable to Monsanto Company	25%	23%	17%	16%

“We came into this year with an operational plan built around creating value for our customers,” said Hugh Grant, chairman, president and chief executive officer for Monsanto.  “It was a plan that was designed for balanced growth – across crops, across geographies and through a combination of mix and volume improvements.  We exist to serve our farmer customers, and it is rewarding to see this plan is resonating with them.  Given the tempo of the year, we are where we should be, and we have the right pieces and the right execution to feel very good that mid-teens earnings growth in 2011 is on track.”

Results of Operations

Net sales increased $239 million, or 6 percent, in the three-month comparison driven by volume in both the seeds and genomics and agricultural productivity segments.  Net income in the second quarter was $1 billion.

Gross profit rose 10 percent in the quarter to $2.3 billion, with margins higher due to cost improvements.  For the first six months, gross profit is up 10 percent or $288 million.

Operating expenses were up $2 million in the second quarter compared to the prior year.  In the three-month comparison, selling, general and administrative (SG&A) expenses decreased 2 percent.  R&D expenses increased as the company continues to manage more projects in advanced pipeline phases.

Earnings per share (EPS) for the second quarter was $1.88 on an as-reported basis, and $1.87 on an ongoing basis.  EPS for the first six months of fiscal year 2011 was $1.88 on an as-reported basis, and $1.89 on an ongoing basis. (For a reconciliation of EPS to ongoing EPS see page 1).

Cash Flow

The second quarter saw a continuation of the strong start to the year.  For the first half of fiscal year 2011, cash flow from operations was a source of $1.4 billion compared to $256 million in the first half last year.  Net cash required by investing activities for the first half of fiscal year 2011 was $524 million, compared to $345 million for the same period of fiscal year 2010.

Net cash required by financing activities for the first half of 2011 was $668 million, compared to net cash required of $259 million for the same period of fiscal year 2010.  The company continues to make progress on its current $1 billion, three-year share repurchase authorization, spending $114 million on repurchases in the second quarter for a total purchase of $381 million for the first half of the fiscal year.

Free cash flow was a source of $917 million for the first half of fiscal year 2011, compared to a use of $89 million for the first half of fiscal year 2010.  (For a reconciliation of free cash flow, see note 1.)

Outlook

The company affirmed its previously announced ongoing EPS guidance and raised its full-year free cash flow guidance for fiscal year 2011 to the range of $900 million to $1.1 billion.  The company expects net cash provided by operating activities to be $1.8 billion to $2.1 billion, and net cash required by investing activities to be approximately $900 million to $1 billion for fiscal year 2011.  (For a reconciliation of free cash flow, see note 1.)

The company confirmed full-year 2011 ongoing EPS guidance is in the range of $2.72 to $2.82.  Full-year 2011 EPS guidance on an as-reported basis is in the range of $2.66 to $2.79.  (For a reconciliation of EPS, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
Seeds and Genomics	2011	2010	2011	2010	2011	2010	2011	2010
Corn Seed and Traits	$2,397	$2,247	$3,011	$2,816	$1,506	$1,420	$1,845	$1,724
Soybean Seed and Traits	615	633	841	834	414	386	567	525
Cotton Seed and Traits	67	34	179	93	42	15	116	48
Vegetable Seeds	229	223	412	396	125	138	238	250
All Other Crops Seeds and Traits	113	111	141	140	44	53	44	62
TOTAL Seeds and Genomics	$3,421	$3,248	$4,584	$4,279	$2,131	$2,012	$2,810	$2,609

($ in millions)	Earnings (Loss) Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Seeds and Genomics	2011	2010	2011	2010
EBIT (For a reconciliation of EBIT, see note 1.)	$1,403	$1,362	$1,383	$1,305
Unusual Items Affecting EBIT: Restructuring	$(3)	$(59)	$(14)	$(62)

The Seeds and Genomics segment consists of the company’s global seeds and related traits business.

In total, sales for Monsanto’s Seeds and Genomics segment in the second quarter of fiscal 2011 increased 5 percent or $173 million, driven by global unit volume growth and a mix upgrade in the United States.

While it’s early in the season, the company indicated sales are pacing to meet the mid-teens millions of U.S. acres it had expected for both its Genuity® Roundup Ready 2 Yield® soybeans and the Genuity® reduced refuge corn family this year.  This brings a positive mix improvement across Monsanto’s U.S. soybean and corn portfolios.

Globally, the company saw higher branded corn sales in Brazil, the United States and Europe in the quarter.  In U.S. corn, the company has made significant product and pricing strategy moves, identifying lead products in each of the major geographies while making all products available across areas to meet farmers’ needs.  Genuity® SmartStax®, which provides the broadest spectrum of insect and weed control, is receiving strong interest in heavy rootworm areas of the Northern Corn Belt.  Genuity® VT Triple PRO® and Genuity® VT Double PRO® are complementing the Genuity® SmartStax® build-out, with Genuity® VT Triple PRO® generating strong interest in the South as Genuity® VT Double PRO® does the same in areas with an established doubles market.

The cotton business also is performing well this year, with mix and volume improvements led by second-generation trait offerings and continued breeding gains.  The company maintained a positive outlook for vegetables, with the gross profit decline attributed primarily to sales mix timing, which is expected to normalize over the rest of the year.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
	2011	2010	2011	2010	2011	2010	2011	2010
Agricultural Productivity	$708	$642	$1,375	$1,308	$177	$87	$316	$229
TOTAL Agricultural Productivity	$708	$642	$1,375	$1,308	$177	$87	$316	$229

($ in millions)	Earnings (Loss) Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Agricultural Productivity	2011	2010	2011	2010
EBIT (For a reconciliation of EBIT, see note 1.)	$60	$(87)	$120	$(53)
Unusual Items Affecting EBIT:
EBIT from Discontinued Operations	$4	$—	$4	$5
Restructuring	$—	$(25)	$4	$(36)

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Over the last year, the company has made fundamental changes in the crop protection business in particular as it relates to Roundup® and other glyphosate-based herbicides.  With this quarter, the structural changes made to this segment are now reflected in the company’s financial statements.

In our Agricultural Productivity reportable segment, the company has consolidated the Roundup® and other glyphosate-based herbicides, selective chemistry and lawn-and-garden businesses.  The company made this change because the Agricultural Productivity segment now is managed as one business, and the ongoing operations of that business reflect the restructuring that is now complete.

Sales in the second quarter of fiscal 2011 for Monsanto’s Agricultural Productivity segment increased 10 percent, with gross profit improvement as well as a function of volume and cost improvements primarily related to production efficiencies following the restructuring.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results and future expectations and may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast.  Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy.  To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Roundup, Genuity, SmartStax and Roundup Ready 2 Yield, VT Triple PRO and VT Double PRO are trademarks of Monsanto Company and its wholly-owned subsidiaries.

References to Roundup herbicides in this release mean Roundup-branded herbicides, excluding lawn-and-garden herbicide products.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Six Months Ended
	Feb. 28,		Feb. 28,
	2011	2010	2011	2010
Net Sales	$4,129	$3,890	$5,959	$5,587
Cost of Goods Sold	1,821	1,791	2,833	2,749
Gross Profit	2,308	2,099	3,126	2,838
Operating Expenses:
Selling, general and administrative expenses	502	512	952	1,008
Research and development expenses	320	279	623	546
Restructuring charges, net	1	30	8	44
Total Operating Expenses	823	821	1,583	1,598
Income From Operations	1,485	1,278	1,543	1,240
Interest Expense	39	41	82	80
Interest Income	(19)	(14)	(34)	(25)
Other Expense (Income), Net	11	2	23	(10)
Income from Continuing Operations Before Income Taxes	1,454	1,249	1,472	1,195
Income Tax Provision	428	360	434	330
Income from Continuing Operations Including Portion
Attributable to Noncontrolling Interest	$1,026	$889	$1,038	$865
Discontinued Operations:
Income from Operations of Discontinued Businesses	4	—	4	5
Income Tax Provision	1	—	1	—
Income on Discontinued Operations	3	—	3	5
Net Income	$1,029	$889	$1,041	$870
Less: Net Income Attributable to Noncontrolling Interest	12	2	18	2
Net Income Attributable to Monsanto Company	$1,017	$887	$1,023	$868

EBIT (see note 1)	$1,463	$1,275	$1,503	$1,252

Basic Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$1.89	$1.63	$1.90	$1.58
Income on Discontinued Operations	0.01	—	—	0.01
Net Income Attributable to Monsanto Company	$1.90	$1.63	$1.90	$1.59

Diluted Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$1.87	$1.60	$1.88	$1.56
Income on Discontinued Operations	0.01	—	—	0.01
Net Income Attributable to Monsanto Company	$1.88	$1.60	$1.88	$1.57

Weighted Average Shares Outstanding:
Basic	536.3	545.8	537.6	545.7
Diluted	542.4	553.4	543.7	553.4

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	Feb. 28, 2011	Aug. 31, 2010
Assets
Current Assets:
Cash and cash equivalents (variable interest entities restricted - 2011: $13)	$1,837	$1,485
Short-term investments	180	—
Trade receivables, net (variable interest entities restricted - 2011: $101)	2,377	1,590
Miscellaneous receivables	620	717
Deferred tax assets	451	511
Inventory, net	3,090	2,739
Other current assets	137	80
Total Current Assets	8,692	7,122

Property, Plant and Equipment, Net	4,222	4,227
Goodwill	3,320	3,204
Other Intangible Assets, Net	1,353	1,263
Noncurrent Deferred Tax Assets	1,038	1,014
Long-Term Receivables, Net	459	513
Other Assets	565	524
Total Assets	$19,649	$17,867

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	409	241
Accounts payable	634	752
Income taxes payable	284	66
Accrued compensation and benefits	258	179
Accrued marketing programs	881	839
Deferred revenues	919	219
Grower production accruals	256	130
Dividends payable	150	151
Customer payable	3	83
Restructuring reserves	59	197
Miscellaneous short-term accruals	668	684
Total Current Liabilities	4,521	3,541

Long-Term Debt	1,729	1,862
Postretirement Liabilities	923	920
Long-Term Deferred Revenue	375	395
Noncurrent Deferred Tax Liabilities	143	137
Long-Term Portion of Environmental and Litigation Reserves	179	188
Other Liabilities	645	681
Monsanto Shareowners’ Equity	11,001	10,099
Noncontrolling Interest	133	44
Total Shareowners’ Equity	11,134	10,143
Total Liabilities and Shareowners’ Equity	$19,649	$17,867

Debt to Capital Ratio:	16%	17%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Cash Flows	Six Months Ended Feb. 28,
	2011	2010
Operating Activities:
Net Income	$1,041	$870
Adjustments to reconcile cash provided (required) by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	310	294
Bad-debt expense	(6)	26
Stock-based compensation expense	55	52
Excess tax benefits from stock-based compensation	(19)	(31)
Deferred income taxes	(13)	(62)
Restructuring charges, net	8	44
Equity affiliate income, net	(8)	(18)
Net gain on sales of a business or other assets	(4)	(2)
Other items	59	38
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	(612)	(459)
Inventory, net	(269)	(241)
Deferred revenues	656	341
Accounts payable and other accrued liabilities	507	(323)
Restructuring cash payments	(152)	(124)
Pension contributions	(44)	(86)
Net investment hedge settlement	—	(4)
Other items	(68)	(59)
Net Cash Provided by Operating Activities	1,441	256

Cash Flows Required by Investing Activities:
Purchases of short-term investments	(180)	—
Capital expenditures	(217)	(342)
Acquisitions of businesses, net of cash acquired	(99)	(23)
Purchases of long-term equity securities	—	(8)
Technology and other investments	(44)	(14)
Other investments and property disposal proceeds	16	42
Net Cash Required by Investing Activities	(524)	(345)

Cash Flows Required by Financing Activities:
Net change in financing with less than 90-day maturities	(12)	126
Short-term debt proceeds	45	25
Short-term debt reductions	(27)	(32)
Long-term debt reductions	(2)	(1)
Payments on other financing	(2)	(1)
Treasury stock purchases	(381)	(124)
Stock option exercises	37	38
Excess tax benefits from stock-based compensation	19	31
Tax withholding on restricted stock and restricted stock units	(4)	—
Dividend payments	(302)	(290)
Proceeds from noncontrolling interests	8	—
Dividend payments to noncontrolling interests	(47)	(31)
Net Cash Required by Financing Activities	(668)	(259)
Cash Assumed from Initial Consolidations of Variable Interest Entities	77	—
Effect of Exchange Rate Changes on Cash and Cash Equivalents	26	(1)
Net Increase (Decrease) in Cash and Cash Equivalents	352	(349)
Cash and Cash Equivalents at Beginning of Period	1,485	1,956
Cash and Cash Equivalents at End of Period	$1,837	$1,607

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto.

	Three Months Ended		Six Months Ended
	Feb. 28,		Feb. 28,
	2011	2010	2011	2010
EBIT – Seeds and Genomics Segment	$1,403	$1,362	$1,383	$1,305
EBIT – Agricultural Productivity Segment	60	(87)	120	(53)
EBIT– Total	1,463	1,275	1,503	1,252
Interest Expense, Net	20	27	48	55
Income Tax Provision(A)	426	361	432	329
Net Income Attributable to Monsanto Company	$1,017	$887	$1,023	$868

(A)	Includes the income tax provision from continuing operations, the income tax benefit (provision) on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Six Months
	2011	Ended
	Guidance	Feb. 28, 2011
Diluted Earnings per Share	$2.66-$2.79	$1.88
Restructuring Charges, Net	$0.03 - $0.06	$0.01
Income on Discontinued Operations	—	—
Diluted Earnings per Share from Ongoing Business	$2.72-$2.82	$1.89

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2011 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Six Months Ended
	2011	Feb. 28,
	Guidance	2011	2010
Net Cash Provided by Operating Activities	$1,800-2,100	$1,441	$256
Net Cash Required by Investing Activities	(900)-(1,000)	(524)	(345)
Free Cash Flow	$900-1,100	917	(89)
Net Cash Required by Financing Activities	N/A	(668)	(259)
Cash Assumed from Initial Consolidations of Variable Interest Entities	N/A	77	—
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	26	(1)
Net Increase (Decrease) in Cash and Cash Equivalents	N/A	352	(349)
Cash and Cash Equivalents at Beginning of Period	N/A	1,485	1,956
Cash and Cash Equivalents at End of Period	N/A	$1,837	$1,607